STOCK OPTION AGREEMENT
                 dated as of January 20, 1999, between
     Alfa International Corp., a New Jersey Corporation (the "Company"),
                                 and
                         Gary Todd ("Optionee").


RECITAL:
--------

          Optionee desires to acquire from the Company, and the Company desires to grant to Optionee, the option to purchase shares of the Company's $.01 par value common stock ("Common Stock").


AGREEMENT:
----------

          NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Grant of Option. Subject to and upon the terms and conditions set forth herein, the Company hereby grants to Optionee an option to purchase up to 500,000 shares of Common Stock (the "Optioned Shares") from time to time during the option term. The Optioned Shares shall be entitled to any and all of the accompanying rights, warrants, or other benefits associated with the Common Stock in existence at the time which the Optionee elects to exercise such option.

          2. Exercise Price. The purchase price for the Optioned Shares shall be $0.50 per share of Common Stock.

          3. Term of Option. The term of this option shall commence on the date hereof and shall expire on the earlier of (1) three (3) years after the date of this agreement, or (2) the date of termination, in accordance with its provisions, of that certain Consulting Agreement between the Company and Optionee of even date herewith.

          4.     Anti-dilution.

                 a. The number and character of the Optioned Shares to be purchased upon the exercise of the option herein shall be subject to adjustment as provided in this paragraph. If, after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a subdivision or split-up of shares of Common Stock, or the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares of Common Stock, or the Company shall pay or make a dividend or other distribution with respect to Common Stock (other than in cash or shares of Common Stock), or in case of any capital reorganization or of any reclassification of the Common Stock or any change in the outstanding Common Stock as a result of the consolidation or merger of the Company with or into any other corporation, or the sale of the properties and assets of the Company to any other corporation, or any other transaction that affects the shares of the Company in a manner, similar to the foregoing, then this option shall after the effective date of such stock dividend, subdivision, split-up combination, reclassification, dividend, other distribution, capital reorganization, merger, sale or other transaction entitle the purchaser hereunder to purchase the kind and number of shares of stock or other securities or property to which such purchaser would have been entitled if it had held the Common Stock purchasable upon the exercise of this option immediately prior to such transactions.

                 b. Nothing herein shall in anyway affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          5.     Status of Optionee.

                 a. Optionee shall not have any of the rights of a shareholder with respect to the Optioned Shares, unless and until Optionee shall have exercised the option granted herein, paid the option price and been issued a stock certificate for the Optioned Shares.

                 b. Once the option is exercised, the Optionee shall be entitled to any rights, warrants, or other options accompanying the shares issued.

          6. Manner of Exercise. This option shall be exercisable by giving notice thereof to the Company at any time within three years after the date of this Agreement. Such notice shall be in writing, addressed to the Company, signed by or on behalf of Optionee and stating the election of Optionee to exercise this option.

          7. Closing. The closing of the purchase of the Optioned Shares pursuant to the exercise of the option granted herein shall take place at the offices of the Company on the tenth (10th) business day following the day written notice of the election to exercise this option is given, or such other time and place as may be agreed upon between the Company and Optionee. At the closing, the Company will deliver to Optionee a stock certificate representing the number of Optioned Shares purchased pursuant to such exercise of the option, and the purchaser shall deliver to the Company the amount of the full purchase price for such shares. The exercise of the option granted herein and the issuance of the Optioned Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable laws relating thereto.

          8. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

          9. Attorneys' Fees. In case of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the Optionee shall be entitled to recover from the Company all costs of such action or proceeding, including without limitation reasonable attorneys' fees, costs and disbursements.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                              "THE COMPANY':
                              Alfa International Corp.

                              By   /s/Frank J. Drohan
                                ______________________
                                   Frank J. Drohan
                                   President


                              "OPTIONEE":

                              Gary Todd

                              By   /s/ Gary Todd
                                ______________________
                                   Gary Todd